SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is dated as of June 17th, 2010, by and among Forex 365, Inc. a Nevada corporation (the “Company”), and Allied Merit International Investment, Inc. ( “Purchaser”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 7 hereof.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and Rule 506 of Regulation D promulgated thereunder, the Company intends to sell to Purchaser, and Purchaser intends to purchase from the Company units consisting of (i) 1,018,868  shares (each a “Share” and, collectively, the “Shares”) of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) and (ii) 873,315 warrants to purchase 873,315    shares of Common Stock (the “Warrant” and, together with the Shares and the shares of Common Stock issuable upon conversion of the Shares and exercise of the Warrant, the “Securities”) pursuant to the terms hereof.

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

1.           Purchase and Sale.  On the Closing Date, in accordance with and subject to the terms and conditions described in this Agreement, the Company shall issue and sell to Purchaser (the “Offering”), and Purchaser shall purchase from the Company (i) 1,018,868 Shares of Common Stock and (ii) Warrants to purchase 873,315  shares of Common Stock.

2.           Closing, Deliverables and Escrow.

(a)         Closing.  On the Closing Date, Purchaser shall pay to the Company in consideration for the Shares and Warrants the sum of US$2,500,000 (the “Subscription Amount”).  On the Closing Date, the Closing shall occur at 9:00 a.m., eastern time, at the offices of DLA Piper LLP US, 1251 Avenue of the Americas, New York, New York USA, or such other time and location as the Company and the Purchaser shall mutually agree.

(b)         Deliveries.

(1)         On or prior to the Closing Date, the Company shall deliver or cause to be delivered to Purchaser the following:

i.	this Agreement duly executed by the Company;

ii.	a certificate evidencing the Shares registered in the name of Purchaser;

iii.	a certificate evidencing the Warrants registered in the name of Purchaser;

iv.
the Registration Rights Agreement dated as of the Closing Date among the Company and the Purchaser (the “Registration Rights Agreement”), duly executed by the Company (together with the Agreement and the Warrants the “Transaction Documents”).

(2)         On or prior to the Closing Date, Purchasers shall deliver or cause to be delivered to the Company the following:

i.	this Agreement duly executed by Purchaser;

ii.	the Subscription Amount by wire transfer to an account designated in writing by the Company; and

iii.	the Registration Rights Agreement, duly executed by such Purchaser.

(c)         Closing Conditions.

(1)         The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

i.
the accuracy on the Closing Date of the representations and warranties of each of Purchaser contained herein that are conditioned on materiality and the accuracy in all material respects on the Closing Date of the representations and warranties of each of Purchaser contained herein that are not conditioned on materiality;

ii.	all obligations, covenants and agreements of Purchasers required to be performed at or prior to the Closing Date shall have been performed;

iii.	the delivery by Purchaser of the items set forth in Section 2(b)(2) of this Agreement; and

iv.
the delivery by Purchaser of a certificate, executed by an authorized officer of Purchaser dated as of the Closing Date, certifying on behalf of such Purchaser that such Purchaser has satisfied the conditions specified in Sections 2(c)(1)(i) and (ii).

(2)         The obligations of Purchaser in connection with the Closing are subject to the following conditions being met:

i.	All board of directors and shareholder approvals required for the Company to fulfill its obligations pursuant to this Agreement have been obtained;

ii.
the contemporaneous closing of the transactions contemplated by the Share Exchange Agreement of even date herewith between China Golden Holdings, Ltd., a British Virgin Island corporation, its stockholders and the Company (the “Share Exchange”);

iii.
the accuracy on the Closing Date of the representations and warranties of the Company contained herein that are conditioned on materiality and the accuracy in all material respects on the Closing Date of the representations and warranties of the Company that are not conditioned on materiality;

iv.	all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

v.	the delivery by the Company of the items set forth in Section 2(b)(1) of this Agreement;

vi.	there shall have been no Material Adverse Effect with respect to the Company or its Subsidiaries since the date hereof;

vii.	the delivery to Purchaser of such opinions of PRC counsel for the Company and its Subsidiaries as Purchaser may reasonably request; and

viii.
the delivery by the Company of a certificate, executed by the President of the Company dated as of the Closing Date, certifying on behalf of the Company that the Company has satisfied the conditions specified in Sections 2(c)(2)(i), (ii) and (iv).

3.           Acceptance of Subscription.  The Company shall have no obligation hereunder until the Company shall execute and deliver to Purchaser an executed copy of this Agreement.  If Purchaser’s subscription is rejected or the Offering is terminated, in each case, prior to execution and delivery of this Agreement by the Company, this Agreement and all other documents executed by such Purchaser shall thereafter be of no further force or effect.

4.           Purchaser Representations, Warranties and Covenants.  Purchaser hereby represents, warrants, acknowledges and agrees as of the date hereof and as of the Closing Date to the Company as follows:

(a)         The Securities are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, except as set forth in the Registration Rights Agreement, the Company has no present or future obligation to register the Securities under the Securities Act or any state securities laws.  The Purchaser understands that the offering and sale of the Securities is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof and the provisions of Regulation D or Regulation S promulgated thereunder.

(b)         The Purchaser has had access to all documents heretofore filed by the Company with the Commission (collectively the “SEC Documents”) and has received all other documents requested by the Purchaser.  The Purchaser has carefully reviewed the SEC Documents and all such requested documents and understands the information contained therein.

(c)         All documents, records and books pertaining to the investment in the Securities have been made available for inspection by Purchaser and its representatives. Purchaser hereby acknowledges that all such information is confidential and Purchaser shall not disclose any such confidential information to any third party other than as set forth herein.

(d)         Purchaser has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Company and its Subsidiaries concerning the offering of the Securities and the business, financial condition, results of operations and prospects of the Company and its Subsidiaries, and all such questions have been answered to the full satisfaction of Purchaser.  Neither such inquiries nor any other investigation conducted by or on behalf of Purchaser or its representatives or its counsel shall modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained in this Agreement.

(e)         In evaluating the suitability of an investment in the Company, the Purchaser has not relied upon any representation or other information (oral or written) other than as stated in this Agreement and supplemental information, if any, provided in writing by the Company.

(f)          The Purchaser is unaware of, is in no way relying on, and did not become aware of the Offering through or as a result of, any form of general solicitation or general advertising as those terms are used in Regulation D under the Securities Act, and is not subscribing for Securities and did not become aware of the Offering through or as a result of any seminar or meeting to which the Purchaser was invited by, or any solicitation of a subscription by, a person not previously known to the Purchaser.

(g)         Purchaser has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Agreement or the transactions contemplated hereby.

(h)         Purchaser has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities similar to the Securities so as to enable the Purchaser to utilize the information made available to it in connection with the Offering to evaluate the merits and risks of an investment in the Securities and the Company and to make an informed investment decision with respect thereto.

(i)          Purchaser is not relying on the Company or any of its employees, officers or agents with respect to the legal, tax, economic and related considerations as to an investment in the Securities and the Purchaser has relied on the advice of, or has consulted with, only his own advisors.

(j)          Purchaser is acquiring the Securities solely for the Purchaser's own account, for investment purposes, and not with a view to resale, assignment or distribution thereof, in whole or in part in violation of the Securities Act or any applicable state securities laws.  Purchaser has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of the Securities in violation of the Securities Act or any state securities laws and the Purchaser has no plans to enter into any such agreement or arrangement.

(k)         Purchaser will not engage, directly or indirectly, in hedging transactions with respect to the Securities unless in compliance with the registration requirements of the Securities Act.  Purchaser has not directly or indirectly engaged in any short sales of Company Common Stock during the 60 days preceding the date hereof or the Closing Date and will not engage in any short sales with respect to Company Common Stock for a period of 180 days following the Closing Date.

(l)          Purchaser must bear the substantial economic risks of the investment in the Securities indefinitely because none of the Securities may be sold, hypothecated or otherwise disposed of unless registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.  Subject to the terms hereunder, legends shall be placed on certificates evidencing the Securities to the effect that they have not been registered under the Securities Act or applicable state securities laws and appropriate notations thereof will be made in the Company’s stock books.

(m)        Purchaser is an accredited investor because either Purchaser has total assets having a value in excess of $5,000,000 or all of the equity owners of Purchaser are accredited investors.  Purchaser has adequate means of providing for its current financial needs and foreseeable contingencies and has no need for liquidity of the investment in the Securities for an indefinite period of time.

(n)         Purchaser represents that (A) it is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction indicated after its name on the signature page hereof,  (B) Purchaser was not formed for the specific purpose of acquiring the Securities, (C) the consummation of the transactions contemplated hereby is authorized by, and will not result in a violation of law or the charter or other organizational documents of Purchaser, (D) Purchaser has full power and authority to execute and deliver this Agreement and all other related agreements or certificates and to carry out the provisions hereof and thereof and to purchase and hold the Securities, (E) the execution and delivery of this Agreement has been duly authorized by all necessary action of Purchaser, (F) this Agreement has been duly executed and delivered on behalf of Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity, and (G) the execution and delivery of this Agreement by Purchaser will not violate or be in conflict with any order, judgment, injunction, agreement or controlling document to which Purchaser is a party or by which Purchaser is bound.

(o)         Purchaser represents to the Company that any information which the undersigned has heretofore furnished or furnishes herewith to the Company is complete and accurate and may be relied upon by the Company in determining the availability of an exemption from registration under Federal and state securities laws in connection with the Offering.  Purchaser further represents and warrants that it will notify, and supply corrective information to, the Company immediately upon the occurrence of any change therein occurring prior to the Company's issuance of the Securities.

(p)         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM, OR IN TRANSACTIONS NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS.  THE SECURITIES OFFERED HEREBY MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933 AS AMENDED AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

5.           Company Representations and Warranties.  The Company hereby represents, warrants, acknowledges and agrees as of the date hereof and as of the Closing Date to each of the Purchasers as follows (for the purposes of this Section 5 “Company” shall include all of the direct and indirect Subsidiaries of the Company following the consummation of the Share Exchange, including Qiqihar Fuer Agronomy, Co., Ltd., and Qiqihar Deli Enterprise Management Consulting Co. Ltd.):

(a)         Organization and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted and as contemplated after completion of the Share Exchange.  The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws. The Company has full corporate power and authority to own and hold its properties and to conduct its business.  The Company is duly licensed or qualified to do business, and in good standing, in each other jurisdiction in which the nature of its business requires licensing, qualification or good standing, except for any failure to be so licensed or qualified or in good standing that would not have a material adverse effect on (i) the Company and its Subsidiaries taken as a whole, (ii) the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (iii) the legality, validity or enforceability of the Offering, (iv) the Company’s ability to perform its obligations under this Agreement and the other Transaction Documents or (v) the Securities (any of (i)-(v), a “Material Adverse Effect”); provided, however, that, notwithstanding the foregoing, the parties agree that neither (x) any changes in the market price of the Company’s Common Stock nor (y) the receipt by the Company from its auditors of a “going concern” qualification to its audit of the Company’s financial statements shall be deemed to be a Material Adverse Effect for purposes of this Agreement.

(b)         Subsidiaries.  Schedule 5(b) sets forth, with respect to each direct or indirect subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”), its type of entity and the jurisdiction of its organization.  Except as set forth on Schedule 5(b), all of the outstanding shares of capital stock or other equity interest of each of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, owned by the Company or another Subsidiary, and, are free and clear of all Liens and were not issued in violation of, nor subject to, any preemptive, subscription or similar rights.  Except for certain of the VIE Documents and the [Warrant], there are no outstanding warrants, options, subscriptions, calls, rights, agreements, convertible or exchangeable securities or other commitments or arrangements relating to the issuance, sale, purchase, return or redemption, voting or transfer of any shares, whether issued or unissued, of any capital stock, equity interest or other securities of any Subsidiary.  The Company and the Subsidiaries do not own any equity interests in any person, other than the Subsidiaries.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to conduct its business.

(c)         Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the Offering.  The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company, its directors and stockholders, and no further consent or action is required by the Company, other than the Required Approvals (as defined below).  This Agreement and each other Transaction Document, when executed and delivered in accordance with the terms hereof, will each constitute the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and general principles of equity.

(d)         No Conflicts.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s Articles of Incorporation or By-Laws, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice or lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any material property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to obtaining the Required Approvals (as defined below), result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority as currently in effect to which the Company or any Subsidiary is subject (including federal and state securities laws and regulations), or by which any material property or asset of the Company or any Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate result in a Material Adverse Effect.

(e)         Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement other than (i) filings with the Commission under the Securities Act and the Exchange Act, (iii) filings with state “blue sky” or other securities regulatory authorities and (iv) filings with regulatory authorities in the Peoples Republic of China (collectively, the “Required Approvals”).

(f)          Issuance of the Securities.  The Shares of Common Stock to be issued on the Closing Date and the Shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and, when issued and paid for in accordance with this Agreement or the Warrants, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.  The Warrants have been duly authorized, executed and delivered by the Company and are valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and such enforcement may be limited by equitable principles of general applicability, regardless of whether enforcement is sough in a proceeding at law or in equity.  Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to each Purchaser as contemplated hereby.  As of the Closing, the Company will reserve from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement.

(g)         Capitalization.  Schedule 5(g) hereto sets forth the number of shares and type of all authorized, issued and outstanding capital stock of the Company both as of (i) the date hereof, (ii) the date immediately prior to consummation of the Share Exchange, and (iii) giving effect to the Share Exchange.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Offering or to acquire equity securities of the Company.  Except as indicated on Schedule 5(g), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments, voting agreements, buy-sell agreements, or other agreements of any character whatsoever relating to shares of Common Stock, or, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or rights convertible or exchangeable into shares of Common Stock.  All of the outstanding shares of capital stock of the Company have been validly issued, fully paid and non-assessable, have been issued in compliance with all federal, province, and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.

(h)         SEC Reports; Financial Statements.  To the knowledge of the Company, the Company has filed all SEC Documents required to be filed with the Commission  for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) on a timely basis. To the knowledge of the Company, as of their respective dates, the SEC Documetns complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Documents and the financial statements of the Subsidiaries provided to Purchaser have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its Subsidiaries, as the case may be, as of and for the dates thereof and the results of operations and cash flows for the periods then ended.

(i)          Material Changes.  Except as described on Schedule 5(i) hereto, since December 31, 2009 (i) there has been no event, occurrence or development that has had or could reasonably be expected to result in a Material Adverse Effect, (ii) the Company and any of its Subsidiaries have not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company and its Subsidiaries have not declared or made any dividend or distribution of cash or other property to its equity owners stockholders except in the ordinary course of business consistent with prior practice, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock except consistent with prior practice, (v) the Company has not issued any equity shares or options or warrants to acquire equity shares, (vi) the Company and any of its Subsidiaries have not mortgaged, pledged or subjected to lien any of their respective assets, tangible or intangible, other than certain of the VIE Documents, (vii) the Company and any of its Subsidiaries have not sold, transferred or leased any of their respective assets except in the ordinary course of business and consistent with prior practice, (viii) the Company and any of its Subsidiaries have not cancelled or compromised any debt or claim, or waived or released any right of material value, (ix) the Company and any of its Subsidiaries have not suffered any physical damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties, business or prospects of the Company and any of its Subsidiaries, (x) the Company and any of its Subsidiaries have not entered into any transaction other than in the ordinary course of business except for this Agreement, the other Transaction Documents and the related agreements referred to herein and therein, (xi) the Company and any of its Subsidiaries have not encountered any labor difficulties or labor union organizing activities, (xii) the Company and any of its Subsidiaries have not made or granted any wage or salary increase except in the ordinary course of business or entered into any employment agreement, (xiii) the Company and any of its Subsidiaries have not suffered any material change in its business relationship with any of its material customers, distributors or suppliers, (xiv) there are no renegotiations of, or attempt to renegotiate or outstanding rights to renegotiate, any terms or provision of any Material Contract, or (xv) the Company and any of its Subsidiaries have not entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

(j)          Litigation.  There is no action, suit, inquiry, notice of violation, Proceeding or investigation pending or, to the knowledge of the Company and its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries or their respective properties or businesses before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which: (i) adversely affects or challenges the legality, validity or enforceability of this Agreement or the Offering or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company and its Subsidiaries, the Company is not nor has it ever been the subject of any Action involving a claim of violation of or liability under federal or state securities laws;  there has not been, and there is not pending or contemplated, any investigation by any federal or state securities commission or authority involving the Company; and no federal or state securities commission or authority has issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under any applicable securities law.

(k)         Compliance.  None of the Company or any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company, any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any material indenture, loan or credit agreement or any other material agreement or instrument to which it is a party or by which it or any of its properties is bound (each, a “Material Contract,” as identified on Schedule 5(k)) (whether or not such default or violation has been waived), which default or violation would have or result in a Material Adverse Effect, (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, except in each case as would not, individually or in the aggregate, have or result in a Material Adverse Effect.

(l)          Regulatory Permits.  The Company and each Subsidiary possesses or has applied for all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits would not, individually or in the aggregate, have a Material Adverse Effect (“Material Permits”), and none of the Company or any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Material Permit.

(m)        Title to Assets.  The Company and each Subsidiary has title in fee simple to all real property owned by them that is material to the business of the Company and such Subsidiary and title in all personal property owned by them that is material to the business of the Company and such Subsidiary, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries and Liens for the payment of federal, province, state or other taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property and facilities held under lease by the Company or any of its Subsidiaries is held by them under valid leases of which the Company and the applicable Subsidiary is in compliance, except as would not have a Material Adverse Effect.

(n)         Absence of Undisclosed Liabilities.  Except as set forth on Schedule 5(n) or in the SEC Documents, the Company has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on the Company Balance Sheet at December 31, 2009.  The Company has not incurred any liabilities or obligations under agreements entered into in the usual and ordinary course of business or otherwise since December 31, 2009.

(o)         Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks, including, without limitation, products liability, and in such amounts as are prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.  Neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and each of its Subsidiaries respective lines of business.

(p)         Sarbanes-Oxley; Internal Accounting Controls.  The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it.  The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared.  The Company presented in its most recent periodic report filed with the Commission, the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures.  The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of December 31, 2009 (the “Evaluation Date”).  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in Item 307 of Regulation S-K under the Exchange Act) or disclosure controls or procedures or, to the knowledge of the Company, in other factors that could significantly affect the Company’s internal controls or disclosure controls or procedures.

(q)         Lack of Publicity; Integration.  None of the Company nor any person acting on its behalf have engaged or will engage in any form of general solicitation or general advertising as those terms are used in Regulation D under the Securities Act in the United States with respect to the Securities, including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, regarding the offering, nor did any such person sponsor any seminar or meeting to which potential investors were invited by, or any solicitation of a subscription by, a person not previously known to such investor in connection with investments in the Securities generally.  None of the Company or any person acting on its behalf have, directly or indirectly, made or will make any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities under the Securities Act or cause the Offering to be integrated with any prior offerings for purposes of the Securities Act.

(r)          Certain Fees.  No brokerage commissions, finder’s fees or the like are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

(s)         Registration Rights.  Other than pursuant to the Registration Rights Agreement, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(t)          Solvency.  Based on the financial condition of the Company and its Subsidiaries as of the Closing Date after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder and consummation of the Share Exchange, (i) the fair saleable value of the Company’s and its Subsidiaries’ assets exceeds the amount that will be required to be paid on or in respect of the Company’s and its Subsidiaries’ existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s and its Subsidiaries’ assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company and its Subsidiaries, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company and its Subsidiaries, together with the proceeds the Company and its Subsidiaries would receive, were they to liquidate all of their respective assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company and its Subsidiaries do not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.  Schedule 5(t) set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has commitments.  For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of US$50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of US$50,000 due under leases required to be capitalized in accordance with CGAAP.  Neither the Company nor any of its Subsidiaries is in default with respect to any Indebtedness.

(u)         Tax Returns and Payments.

(1)           The Company and each Subsidiary has filed all local income, sales, withholding and other tax reports, documents, statements and returns (collectively “Tax Returns”) that it was required to file and has paid all taxes shown thereon as due and payable, except where the failure to file Tax Returns or pay such taxes could reasonably be expected not to have a Material Adverse Effect.  All such Tax Returns were complete and correct in all material respects.

(2)           None of the Company nor any Subsidiary is party to any agreement or other document with any taxing authority extending the period for assessment, reassessment or collection of any Taxes.

(3)           No Governmental Authority has assessed against the Company or any Subsidiary any additional taxes for any period for which Tax Returns have been filed.  There is no proceeding, audit or investigation concerning any liability for taxes of the Company or otherwise on account of the Company’s business pending or, to the Company’s Knowledge, threatened by any governmental authority.

(4)           None of the Company or any Subsidiary is a party to any tax allocation or sharing contract.

(v)         Foreign Corrupt Practices.  None of the Company or any Subsidiary, nor to the knowledge of the Company or Subsidiary, any agent or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or Subsidiary (or made by any person acting on its behalf of which the Company or Subsidiary is aware) which is  in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(w)        Investment Company Act.  The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(x)         Disclosure.  The disclosure provided to Purchaser regarding the Company and its Subsidiaries, their business, assets, liabilities, capital, condition (financial and otherwise) and prospects and the transactions contemplated hereby, furnished by or on behalf of the Company, including the SEC Documents and the Disclosure Schedules furnished by the Company with respect to the representations and warranties made herein does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(y)         PRC Companies.  As of the date hereof, each of the PRC Companies has been duly organized, validly existing and in good standing under the laws of the PRC, and have all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on their respective businesses as presently conducted and to own, hold and operate their respective properties and assets as now owned, held and operated, except where the failure to be so organized, existing and in good standing or to have such authority and power, governmental licenses, authorizations, consents or approvals would not have a Material Adverse Effect.  Except as described on Schedule 5(y), all registered capital and other capital contributions shall have been duly paid up in accordance with the relevant PRC regulations and requirements and all necessary capital verification reports have been duly issued and not revoked.  No PRC Company is in violation or breach of any of the provisions of its organizational documents, except for such violations or breaches as, would not have a Material Adverse Effect.  The organizational documents of each of the PRC Companies are valid and subsisting and none of the PRC Companies are in violation of any of the provisions of their respective charter or bylaws or equivalent organizational documents.  The VIE Documents have been duly authorized, executed and delivered and constitute the valid and binding obligations of the parties thereto.  No party to the VIE Document is in violation or breach of any provision thereof, except for such violation or breach as would not have a Material Adverse Effect.  The VIE Documents do not contravene, conflict with or result in a violation of, default under or termination of any other agreement or instrument to which the Company or any Subsidiary is a party or by which the property or assets of the Company or any Subsidiary are bound or contravene, conflict with or result in a violation of any law or order to which the Company or  any Subsidiary may be subject, or contravene, conflict with or result in the violation of the terms or requirements of, or give any governmental authority the right to invoke, withdraw, suspend, cancel, terminate or modify any license, permits, authorizations, approvals, franchises or other rights held by any party to the VIE Documents or that otherwise relate to the business of, or any property or assets of the Company of the PRC Companies.

(z)         Financial Statements.  Schedule 5(2) sets forth the Financial Statements of the Subsidiaries.  The Financial Statements of the Subsidiaries were prepared in accordance with GAAP throughout the periods covered thereby and fairly present in all material respects the Subsidiaries’ consolidated financial position as of such dates and the results of their operations for such periods.

(aa)       Liabilities.  Except as set forth in Schedule 5(aa),  the Company and its Subsidiaries have no material liabilities or obligations, contingent or otherwise, except for liabilities and obligations (a) provided for or reserved against in the Financial Statements of the Company and its Subsidiaries as provided to the Purchaser, (b) incurred after December 31, 2009 in the ordinary course of the business, (c) under the executory portion of any purchase order, sale order, lease, agreement or other commitment, (d) under the executory portion of permits, licenses and governmental directories and agreements, or (e) that otherwise, individually or in the aggregate, have not had and could reasonably be expected not to have a Material Adverse Effect.

(bb)      Agreements; Action.

(1)           Except for agreements explicitly contemplated hereby or as listed on Schedule 5(bb), there are no agreements, understandings, instruments, contracts or proposed transactions between the Company or any Subsidiary and any of officers, directors, employees, principal stockholders or any affiliate thereof.

(2)           Except as listed on Schedule 5(bb), there are no agreements, understandings, instruments, contracts, judgments, orders, writs or decrees to which the Company or any Subsidiary is a party or by which it is bound, involving (i) obligations (contingent or otherwise) of, or payments to, the Company or such Subsidiary in excess of RMB 50,000, (ii) the transfer or license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company or such Subsidiary (other than licenses by the Subsidiary of “off the shelf” or other standard products), (iii) provisions restricting the development, manufacture or distribution of the Subsidiaries’ products or services, or (iv) indemnification by the Company or Subsidiary with respect to infringements of proprietary rights.

(cc)       Intellectual Property.

(1)           Schedule 5(cc) is a complete and accurate list of all patents, patent applications, trademarks, service marks, trade names, trademark applications and registered or unregistered copyrights, and other intellectual property rights owned and used by the Company or any Subsidiary.

(2)           The Subsidiaries own or possess sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, inventions, licenses and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without, to the Company’s or Subsidiaries’ knowledge, any infringement of the rights of others.  There are no outstanding options, licenses or agreements of any kind relating to the foregoing proprietary rights, nor is any Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard software products.

(3)           None of the Company or any Subsidiary has received written notice alleging that it has violated or is violating any patent, trademark, service mark, trade name, copyright, trade secret or other proprietary right of any other person or entity.

(4)           To the Company’s and Subsidiaries’ knowledge, none of the Company’s or any Subsidiary employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or Subsidiary or would conflict with its business as currently conducted.

(5)           The Company and its Subsidiaries do not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any of its employees or any Subsidiary employees made prior to their employment by the Subsidiary, except for inventions, trade secrets or proprietary information that have been assigned to the Subsidiary.

(dd)      Officers, Directors  and Employees.

(1)           Schedule 5(dd) is a complete and accurate list of the executive officers and directors of the Company and each Subsidiary.  No executive officer or director is party to an employment agreement with the Company or any Subsidiary.

(2)           The Company and its Subsidiaries believe its relationships with its employees are good.  No employees are party to a collective bargaining agreement.

(3)           None of the Company or Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other compensation for services performed or amounts required to be reimbursed to such employees.  All taxes required to have been withheld and paid in connection with amounts paid or owing to any employee have been withheld and paid.

(4)           There are no actions pending or threatened by any former or current employee concerning such person’s employment by the Company or Subsidiary.

(5)           No executive officer of the Company (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by any Governmental Agency.

(ee)       Obligations to Related Parties.  Within the past 12 months, none of the Company or any Subsidiaries has been in any material business relationship (other than normal employment and equity ownership relationships and the VIE Documents) with any of their directors, stockholders, equity owners, officers or employees or any of their respective affiliates.  Except for the VIE Documents, none of the Company’s or Subsidiaries’ directors, stockholders, officers or employees or any of their respective affiliates owns any material asset that is used by the Company or a Subsidiary in the conduct of its business or in any business that competes with the Company’s business.

(ff)        Environmental and Safety Laws.  To the Company’s knowledge, the Company and its Subsidiaries are not in material violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

(gg)      Material Company Contracts.  The Company has provided to Purchaser, prior to the date of this Agreement, true, correct and complete copies of each written Material Company Contract, including each amendment, supplement and modification thereto.

(hh)      Material Assets.  The financial statements of the Company set forth in the SEC Documents and the Financial Statements of the Subsidiaries reflect the material properties and assets (real and personal) owned or leased by the Company and Subsidiaries.

(ii)             Stock Option Plans; Employee Benefits.

(1)           The Company has no stock option plans providing for the grant by the Company of stock options to directors, officers or employees.

(2)           The Company has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided the Company.

(3)           Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of the Company or Subsidiary, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from the Company or any Subsidiary, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual.  No agreement, arrangement or other contract of the Company or any Subsidiary provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of the Company.

(jj)         Money Laundering Laws.  To the Company’s knowledge, the operations of the Company is and has been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no Proceeding involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(kk)       Definition of Knowledge.  As used in this Agreement as it relates to the Company, the term knowledge shall mean information actually known to Cui Xiaowei, CEO and Director, regarding the Company and information included in the SEC Documents, and as it relates to the Subsidiaries, knowledge shall also mean information actually known to Zhang Li,  Liu Yuhua and He Xixhong.

6.           Covenants of Purchaser and the Company.

(a)         Transfer Restrictions.

(1)         The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of such securities (or hedging activities involving such securities) other than pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act (“Rule 144”), to the Company or to an affiliate of a Purchaser or in connection with a pledge as contemplated below, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act.

(2)         Purchaser agrees to the imprinting, so long as is required by this Section 6(a), of a legend on any of the Securities in the following form:

THESE SECURITIES [AND ANY SECURITIES ISSUABLE UPON THE EXERCISE OR CONVERSION OF THIS SECURITY] HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY AN OPINION OF COUNSEL TO SUCH EFFECT, IN FORM AND SUBSTANCE OF WHICH REASONABLY ACCEPTABLE TO THE COMPANY.

(3)         Certificates evidencing Securities shall not contain any legend (including the legend set forth in Section 6(a)(2)): (i) following the resale of such Securities pursuant to an effective registration statement under the Securities Act covering the resale of such Securities, or (ii) following any resale of such Securities pursuant to Rule 144.  The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.  Notwithstanding anything to the contrary contained herein, the Company shall not be required to effect a removal of a restrictive legend to the extent such legend is required under applicable requirements of the Securities Act, including any rule of the Commission promulgated thereunder, and judicial interpretations thereof.

(4)         Purchaser agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 6(a) is predicated upon the Company’s reliance that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

(b)         Furnishing of Information.  As long as Purchaser owns any Securities, the Company covenants to use its best efforts to timely file all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act.  At any time that the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144.  The Company further covenants that it will take such further action as the Purchaser may reasonably request, all to the extent required from time to time to enable the Purchaser to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

(c)         Integration.  The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities, in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchaser.  The Company shall conduct its business in a manner so that it will not become subject to registration under the Investment Company Act.

(d)        Disclosure; Publicity.  Purchaser shall not issue any press release or otherwise make any such public statement with respect to the transactions contemplated hereby without the prior consent of the Company, except if such disclosure is required by law, in which case such Purchaser shall promptly provide the Company with prior written notice of such public statement or communication.  The Company shall not publicly disclose the name of Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency, without the prior written consent of Purchaser, except (i) as required by federal securities law in connection with the registration statement contemplated by Section 6A of this Agreement (ii) to the extent such disclosure is required by Law or Order, in which case the Company shall provide Purchaser with prior notice of such disclosure permitted under sub clause (i) or (ii).

(e)         Indemnification of Purchasers.   Subject to the provisions of this Section 6(f), the Company will indemnify and hold Purchaser and its directors, officers, shareholders, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or (ii) any action instituted against a Purchaser, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Purchaser, with respect to any of the transactions contemplated by this Agreement (unless such action is based upon a breach of the Purchaser’s representation, warranties or covenants under this Agreement or any agreements or understandings the Purchaser may have with any such stockholder or any violations by the Purchaser of state or federal securities laws).  If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing.  Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (A) the employment thereof has been specifically authorized by the Company in writing; (B) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (C) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party.  The Company will not be liable to any Purchaser Party under this Agreement (I) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; or (II) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement.

(f)          Indemnification of Company.   Subject to the provisions of this Section 6(g), each of the Purchasers, severally and not jointly will indemnify and hold the Company and its directors, officers, shareholders, partners, employees and agents including, without limitation, the Placement Agent (each, a “Company Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Company Party may suffer or incur as a result of or relating to (i) any breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement or (ii) any action instituted against the Company, or any Company Party or their respective Affiliates, by any stockholder of the Company, with respect to any of the transactions contemplated by this Agreement if such action is based upon a breach of the representation, warranties or covenants of such Purchaser under this Agreement or any violation by such Purchaser of state or federal securities laws.  If any action shall be brought against any Company Party in respect of which indemnity may be sought pursuant to this Agreement, such Company Party shall promptly notify the applicable Purchaser in writing, and such Purchaser shall have the right to assume the defense thereof with counsel of its own choosing.  Any Company Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Company Party except to the extent that (A) the employment thereof has been specifically authorized by the indemnifying Purchaser in writing; (B) the indemnifying Purchaser has failed after a reasonable period of time to assume such defense and to employ counsel or (C) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the indemnifying Purchaser and the position of such Company Party.  The Purchaser will not be liable to any Company Party under this Agreement (I) for any settlement by a Company Party effected without the indemnifying Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; or (II) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Company Party’s breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement.

(g)         Investor Relations.  The Company agrees that it shall retain a reputable nationally recognized investor relations firm reasonably acceptable to Purchaser and to pay for at least one research report within 180 days following the Closing Date and to pay for at least one additional research report within 360 days following the Closing Date.

(h)         Trading Market Listing.  The Company shall use all commercially reasonable efforts to have the Common Stock of the Company listed on any one of the New York Stock Exchange, American Stock Exchange or NASDAQ Stock Exchange within 360 days following the Closing Date.

(i)          Financial and Operational Benchmarks.  In the event that the Adjusted Fiscal 2010 Net Income shall be less than the Fiscal 2010 Performance Threshold of $5,000,000 (“Fiscal 2010 Shortfall”) and/or the Adjusted Fiscal 2011 Net Income shall be less than the Fiscal 2011 Performance Threshold of $6,750,000 (“Fiscal 2011 Shortfall”), the Company shall issue to Purchaser that number of shares of Common Stock of the Company as shall be equal to 1.00% of the total number of shares of Common Stock issued in this Offering for each $50,000 of Fiscal 2010 Shortfall and/or Fiscal 2011 Shortfall, but in no event shall the total number of additional shares issued under this Section 6(i) exceed 100% of the total number of shares of Common Stock issued in the Offering. The number of shares of Common Stock, and the number of shares of Common Stock that may be issued under this Section 6(i) shall be subject to adjustment for stock splits, reverse stock splits, stock dividends and similar organic events.  For purposes of the foregoing, the Adjusted Fiscal 2010 Net Income shall be that amount which is equal to the audited Net Income of the Company, for fiscal year ended December 31, 2010 as reflected in the audited Statement of Operations of the Company plus non-cash expenses and any employee compensation as approved by the investors, and the Adjusted Fiscal 2011 Net Income shall be that amount which is equal to the consolidated Net Income of the Company for fiscal year ended December 31, 2011 as reflected in the audited Statement of Operations of the Company plus  non-cash expenses and any employee compensation as approved by the investors,  The Company shall cause its independent auditors to determine the Adjusted Fiscal 2010 Net Income and Adjusted Fiscal 2011 Net Income and in the event of a Fiscal 2010 Shortfall or a Fiscal 2011 Shortfall, the Shares shall be issued to Purchaser within 10 Trading Days following the determination of the Adjusted Fiscal 2010 Net Income or Adjusted Fiscal 2011 Net Income, as applicable.

(j)          Use of Proceeds.  The net proceeds of this Offering shall be used for expenses incurred in connection with the Offering and the Registration Statement and for working capital purposes.

(k)         Reverse Stock Split.      The Company shall use all commercially reasonable efforts to effect a reverse split of the Common Stock at a ratio of one (1) new share of Common Stock for each 64 shares of Common Stock at such time as Purchaser may reasonably request.

(l)          Issuance of Debt.      The Company may not issue and convertible debt or debt with warrants, senior to the common stock and warrants issued in this Offering without the prior written approval and prior written consentof Allied Merit.  The Company shall be able to issue traditional bank debt without prior approval.  This covenant shall survive indefintiely following the Closing of the Offering.

(m)        Right of Participation.       The Purchaser and its affiliates will have the right to participate in any financing proposed by the Company for a period beginning on the date hereof and ending on the first anniversary of the date hereof for the purpose of maintaining the Purchasers proportionate ownership interest on a fully diluted basis.

(l)          Remedies.  The Company and Purchaser agree that in the event of a breach by the Company of the covenants set forth in Sections 6(g), (h), (i) or (j) hereof that is not cured within 5 Trading Days following notice of breach to the Company from Purchaser, the damages suffered by Purchaser shall be impossible to determine.  Accordingly, the parties agree that in the event of any such breach then the Shareholders will be obligated to immediately repurchase the shares of the Company issued to the Acquiror Company as part of the Share Exchange from the Acquiror Company for an amount equal to $3,000,000.  Nothing in the foregoing shall preclude Purchaser from pursuing or obtaining specific performance or other equitable relief with respect to any breach or violation of any of Company’s covenants to Purchaser or to recover the reasonable costs (including attorneys’ fees and court costs) incurred in connection with the enforcement of this Agreement.

7.           Definitions.  In addition to the terms defined elsewhere in this Agreement: the following terms have the meanings indicated in this Section 7:

(a)         “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person.  With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as Purchaser will be deemed to be an Affiliate of Purchaser.

(b)         “Business Day” means any day except Saturday, Sunday and any day which shall be a Federal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(c)         “Closing Date” means June 17th, 2010 or such later date when this Agreement has been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) Purchaser’s obligations to pay the Subscription Amount have been satisfied or waived and (ii) the Company’s obligations to deliver the Securities have been satisfied or waived.

(d)         “Commission” means the Securities and Exchange Commission.

(e)         “Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

(f)          “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(g)         “PRC Companies” shall mean Qiqihar Fuer Agronomy, Co., Ltd., and Qiqihar Deli Enterprise Management  Consulting Co., Ltd.

(h)         “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition).

(i)          “Subscription Amount” shall mean, as to Purchaser, the amount to be paid for the Shares and Warrants purchased hereunder.

(j)          “Subsidiaries” means and includes after the Share Exchange China Golden Holdings, Ltd., Qiqihar Fuer Agronomy, Co., Ltd., and Qiqihar Deli Enterprise Management  Consulting Co., Ltd.

(k)         “Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded on the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over the counter market as reported by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

(l)          “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq  Global Select Market, the Nasdaq Capital Market or the OTC Bulletin Board.

(m)        “Transaction Documents” means collectively all agreements, instruments and other documents to be executed and delivered in connection with the transactions contemplated by this Agreement.

(n)         “Vie Documents” means the Equity Pledge Agreement, Exclusive Option Agreement, Exclusive Business Cooperation Agreement, Loan Agreement and related documents and instruments by and among Qiqihar Fuer Agronomy, Co., Ltd., Qiqihar Deli Enterprise Management Consulting Co, Ltd., Zhang Li and Liu Yuhua  respecting the ownership and control of Ququhar Fuer Agronomy, Co., Ltd.

8.           OFAC Certifications.

(a)         Purchaser is a company organized and existing under the laws of the jurisdication indicated after its name on the signature page to this Agreement.

(b)         Neither Purchaser nor any of Purchaser’s direct, indirect and beneficial owners (including intermediate and ultimate owners in a multi-tier ownership structure), officers, directors and other individual or entity having a controlling interest in Purchaser (collectively, “Affiliates”) or any person or entity controlling any such Affiliate:

i.
has illegally transferred funds to, or illegally received funds from, any person or entity on any list of blocked persons or persons known or suspected to be terrorists, including those designated through a presidential or executive order or on the list of Specially Designated nationals and Blocked Persons complied and updated regularly by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and published in the Code of Federal Regulations and on the internet web site www.ustreas.gov/offiices/enforcement/ofac/sdn/index (the “Lists”);

ii.	is now or has ever been on any such Lists itself;

iii.	has a reasonable basis to believe that it would be put on any such Lists; or

iv.	is a person or entity otherwise identified by government or legal authority as a person or entity with whom a United States Person (as defined below) is prohibited from transacting business.

(c)         Purchaser acknowledges that due to anti-terrorism and anti-money laundering regulations, the Company and any officer, employee or agent acting on behalf of the Company, may require further documentation verifying the identity of Purchaser and its Affiliates and the source of the funds used to purchase the shares and notes before this Agreement can be accepted.  To comply with applicable U.S. laws, including but not limited to the International Anti-Money Laundering and Financial Anti-Terrorism Abatement Act of 2001 (title III of the USA PATRIOT Act), Purchaser agrees that all payments by it to the Company and all payments made or distributions paid to the Purchaser from the Company will only be made in the Purchaser’s name and to and from a bank account of a bank based or incorporated in or formed under the laws of the United States or a bank that is not a “foreign shell bank’ within the meaning of the U.S. Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended, and the then current regulations promulgated thereunder by the U.S. Department of the Treasury.  Purchaser further agrees to provide the Company at any time with such information or certification as the Company determines to be necessary or appropriate to verify compliance with the anti-terrorism and anti-money laundering regulations, of any applicable jurisdiction or to respond to requests for information concerning the identity of the Purchaser or any Affiliate form any governmental authority, self-regulatory organization or financial institution in connection with the Company’s compliance procedures with respect to anti-terrorism and anti-money laundering regulations and to update such information as necessary.  Such information may include, but not be limited to, the name, address, telephone number, date of birth, passport and Social Security or taxpayer identification number of any such individual person, or of the beneficial owners of any entity.  Identity may be verified using a current valid passport or other such current valid government-issued identification (e.g., a driver’s license).  In addition, Purchaser certifies that neither it, nor any Affiliate is identified as a specially designated national or blocked person, or as affiliated with any such person, entity or organization on any list maintained by governmental authorities relating to anti-terrorism or anti-money laundering, including but not limited to lists maintained by the United States Treasury Department’s Office of Foreign Asset Control.

(2)         If Purchaser is a “United States Person (as defined below), the Purchaser further certifies that it is in compliance, and will continue to comply, with all of the applicable provisions of the laws administered by OFAC, including the Trading with the Enemy Act, 50 App. U.S.C. § 1701-06, as well as presidential executive orders and regulations issued or promulgated under the authority of such statutes administered by OFAC.  For purposes of this additional certification, a “United States Person” means any (i) individual or entity, regardless of location, that is a resident of the United States, (ii) any individual or entity physically located within the United States, (iii) any company or entity organized under the laws of the United States or of any state, territory, possession, or district thereof, and (iv) any individual or entity, wherever organized or doing business, that is owned or controlled by any individual or entity described in (i) or (ii) above.

(3)         Purchaser will notify the Company immediately if any of the certifications set forth herein are no longer true or if the Purchaser has a reasonable basis for believing that such certifications set forth herein may no longer be true.

(4)         Purchaser understands that it is possible that this Agreement may be disclosed to the United States Government by the Company.

9.           Successors and Assigns.  Purchaser hereby acknowledges and agrees that this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

10.        Modification.  This Agreement shall not be modified or waived except by an instrument in writing signed by the party against whom any such modification or waiver is sought.

11.        Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, sent by nationwide overnight courier or delivered against receipt to the party to whom it is to be given or sent by facsimile (a) if to Company, at the address set forth below its name on the signature page hereof, or (b) if to Purchaser, at the address set forth on the signature page hereof (or, in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section).  Any notice or other communication given by certified mail shall be deemed given at the time that it is signed for by the recipient except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice or other communication given by nationwide overnight courier shall be deemed given the next business day following being deposited with such courier.  Any notice given by facsimile copy shall be deemed given on the business day of confirmed transmission.

12.        Assignability.  Except as otherwise provided in this Agreement, this Agreement and the rights, interests and obligations hereunder are not transferable or assignable by any Purchaser.  This Agreement and the rights, interests and obligations hereunder are not transferable or assignable by the Company.

13.        Applicable Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or Proceeding is improper or inconvenient venue for such Proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  The parties hereby waive to the fullest extent permitted by applicable law, all rights to a trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or Proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or Proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or Proceeding.

14.        Use of Pronouns.  All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require.

15.        Miscellaneous.

(a)           This Agreement and its exhibits and schedules constitutes the entire agreement between each Purchaser and the Company with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings, if any, relating to the subject matter hereof.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.

(b)           Purchaser's and the Company's covenants, agreements, representations and warranties made in this Agreement shall survive the execution and delivery hereof and delivery of the Securities.

(c)           Except as expressly set forth in this Agreement to the contrary, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.  The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities.

(d)         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

(e)         Each provision of this Agreement shall be considered separable and, if for any reason any provision or provisions hereof are determined to be invalid or contrary to applicable law, such invalidity or illegality shall not impair the operation of or affect the remaining portions of this Agreement.

(f)          Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FOREX 365, INC.

By:

Name:	Zhang Li

Title:	Chief Executive Officer

ADDRESS FOR NOTICE

Street: North Neiwei Road 2, R&D Regional, Fulaerji District, Qiqihaer,

City/State/Zip:
Hei Long Jiang Province, China

Attention:	Zhang Li
Tel: 86-452-6919150
Fax: 86-452-6917110

DELIVERY INSTRUCTIONS
(if different from above)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ALLIED MERIT INTERNATIONAL INVESTMENT, INC., a corporation organized under the laws of Hong Kong

By:
Name: Liu Gang
Title: President

Subscription Amount :	$2,500,000

ADDRESS FOR NOTICE

c/o: ALLIED MERIT INTERNATIONAL INVESTMENT, INC.

Street: 802, 8/F Eton Tower * Hysan Ave Causeway Bay

City/State/Zip: Hong Kong

Attention: Liu Gang

Tel: 852-29107949

DELIVERY INSTRUCTIONS
(if different from above)